As filed with the Securities and Exchange Commission on February 18, 2004

                                                             File No. 333-109660

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         Pre-Effective Amendment No. ___

                        Post-Effective Amendment No.  1

                        (Check appropriate box or boxes)


                             PIONEER SERIES TRUST I
               (Exact Name of Registrant as Specified in Charter)

                                 (617) 742-7825
                        (Area Code and Telephone Number)

                  60 State Street, Boston, Massachusetts 02109
 (Address of Principal Executive Offices: Number, Street, City, State, Zip Code)

                            Dorothy E. Bourassa, Esq.
                       Pioneer Investment Management, Inc.
                                 60 State Street
                                Boston, MA 02109
                     (Name and address of agent for service)

There have been no changes to the proxy statement/prospectus or statement of additional information as filed in Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-14 (File No. 333-109660) as filed with the Commission on January 7, 2004 (Accession No. 0001016964-04-000002).

                                     PART C

                                OTHER INFORMATION

ITEM 15.  INDEMNIFICATION

No change from the information set forth in Item 25 of the Initial Registration Statement of Pioneer Series Trust I (the "Registrant") on Form N-1A under the Securities Act of 1933 and the Investment company Act of 1940 (File Nos. 333-108472 and 811-21245), which information is incorporated herein by reference.
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
ITEM 16.  EXHIBITS
(1)     Amended and Restated Agreement and      Previously filed (1)
        Declaration of Trust

(2)     By-Laws                                 Previously filed (1)

(3)     Not applicable

(4)     Form of Agreement and Plan of           Previously filed (1)
        Reorganization

(5)     Not applicable

(6)(a)  Form of Management Contract between     Previously filed (1)
        Pioneer Oak Ridge Small Cap Growth
        Fund and Pioneer Investment
        Management, Inc.

(6)(b)  Form of Sub-Advisory Agreement          Previously filed (1)
        between Pioneer Investment
        Management, Inc. and Oak Ridge
        Investments, LLC relating to Pioneer
        Oak Ridge Small Cap Growth Fund

(6)(c)  Form of Expense Limitation and          Previously filed (1)
        Reimbursement Agreement between
        Pioneer Oak Ridge Small Cap Growth
        Fund and Pioneer Investment
        Management, Inc.

(6)(d)  Form of Management Contract between     Previously filed (1)
        Pioneer Oak Ridge Large Cap Growth
        Fund and Pioneer Investment
        Management, Inc.

(6)(e)  Form of Sub-Advisory Agreement          Previously filed (1)
        between Pioneer Investment
        Management, Inc. and Oak Ridge
        Investments, LLC relating to Pioneer
        Oak Ridge Large Cap Growth Fund

(6)(f)  Form of Expense Limitation and          Previously filed (1)
        Reimbursement Agreement between
        Pioneer Oak Ridge Large Cap Growth
        Fund and Pioneer Investment
        Management, Inc.

(7)     Form of Underwriting Agreement with     Previously filed (1)
        Pioneer Funds Distributor, Inc.

(8)     Not applicable

(9)     Custodian Agreement with                Previously filed (1)
        Brown Brothers Harriman & Co.

(10)(a) Form of Class A 12b-1 Distribution      Previously filed (1)
        Plan for Pioneer Oak Ridge Small Cap
        Growth Fund

(10)(b) Form of Class C 12b-1 Distribution      Previously filed (1)
        Plan for Pioneer Oak Ridge Small Cap
        Growth Fund

(10)(c) Form of Class A 12b-1 Distribution      Previously filed (1)
        Plan for Pioneer Oak Ridge Large Cap
        Growth Fund

(10)(d) Form of Dealer Sales Agreement          Previously filed (1)

(10)(e) Form of Multiple Class Plan Pursuant    Previously filed (1)
        to Rule 18f-3 for Pioneer Oak Ridge
        Small Cap Growth Fund

(10)(f) Form of Multiple Class Plan Pursuant    Previously filed (1)
        to Rule 18f-3 for Pioneer Oak Ridge
        Large Cap Growth Fund

(11)    Opinion of Counsel (legality of         Previously filed (1)
        securities being offered)

(12)    Opinions as to tax matters and          Filed herewith as Exhibit (12)
        consent

(13)(a) Investment Company Service              Previously filed (1)
        Agreement with Pioneer Investment
        Management Shareholder Services, Inc.

(13)(b) Administration Agreement with           Previously filed (1)
        Pioneer Investment Management, Inc.

(14)    Consent of Independent Public           Not applicable
        Accountants

(15)    Not applicable

(16)    Powers of Attorney                      Previously filed (2)

(17)(a) Pioneer Code of Ethics                  Previously filed (1)

(17)(b) Oak Ridge Code of Ethics                Previously filed (3)

(17)(c) Form of Proxy Card                      Previously filed (3)

(17)(d) Financial statements contained in       Previously filed (3)
        the November 30, 2002 annual
        report of Oak Ridge Funds, Inc.

(17)(e) Financial statements contained in       Previously filed (3)
        the May 31, 2003 semiannual report
        of Oak Ridge Funds, Inc.

(17)(f) Preliminary statement of additional     Previously filed (3)
        information for Pioneer Oak Ridge Large
        Cap Growth Fund and Pioneer Oak Ridge
        Small Cap Growth Fund dated October __,
        2003
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(1) Filed as an Exhibit to the Registrant's Initial Registration Statement on
Form N-14 (File No. 333-109660), as filed with the Securities and Exchange Commission on October 14, 2003 (accession no. 0001016964-03-000212).

(2) Filed as an Exhibit to the Registrant's Initial Registration Statement on Form N-1A (File Nos. 333-108472 and 811-21425), as filed with the Securities and Exchange Commission on September 3, 2003 (accession no. 0001016964-03-000201).

(3) Filed as an Exhibit to Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-14 (File No. 333-109660), as filed with the Securities and Exchange Commission on January 7, 2004 (accession no. 0001016964-04-000002).

ITEM 17. UNDERTAKINGS.

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is part of this registration statement by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The undersigned Registrant agrees that it shall file an executed version of the legal opinion as to tax matters and consent and executed versions of the tax representation certificates attached thereto, forms of which are attached hereto as Exhibit (12), as part of a post-effective amendment to the registration statement filed with the Securities and Exchange Commission on the effective date of the reorganizations contemplated therein.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form N-14 has been signed on behalf of the Registrant, in the City of Boston and the Commonwealth of Massachusetts, on the 18th day of February, 2004.

                                            Pioneer Series Trust I


                                            BY:  /s/ Osbert M. Hood
                                            Osbert M. Hood
                                            Executive Vice President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                              Title                                Date
John F. Cogan, Jr*                    Chairman of the Board, Trustee,                    February 18, 2004
John F. Cogan, Jr.                    and President


Vincent Nave*                         Chief Financial Officer and                        February 18, 2004
Vincent Nave                          Treasurer


Mary K. Bush*                         Trustee
Mary K. Bush


Richard H. Egdahl*                    Trustee
Richard H. Egdahl


Margaret B.W. Graham*                 Trustee
Margaret B.W. Graham

/s/ Osbert M. Hood                    Trustee                                            February 18, 2004
Osbert M. Hood


Marguerite A. Piret*                  Trustee
Marguerite A. Piret


Steven K. West*                       Trustee
Steven K. West


John Winthrop*                        Trustee
John Winthrop




*  By:   /s/ Osbert M. Hood                                                              February 18, 2004
         Osbert M. Hood, Attorney-in-Fact,
         under Powers of Attorney dated
         June 2, 2003.
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                                  EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement:

Exhibit No.                Description

(12)    Opinions as to tax matters and consent